Exhibit 10.25
PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN
PERFORMANCE SHARE UNIT GRANT NOTICE

Pentair plc (the “Company”), pursuant to the Pentair plc 2020 Share and Incentive Plan (the “Plan”), hereby grants you Performance Share Units (“PSUs”) over the number of ordinary shares of the Company (“Shares”) set forth below. The PSUs are subject to all of the terms and conditions as set forth herein and in the attached Performance Share Unit Award Agreement (the “Award Agreement”) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Award Agreement shall have the meaning set forth in the Plan.

Participant:	[x]
Date of Grant:	[x]
Number of Shares Subject to PSUs:	[x]
Performance Period:	[x]
Unless you decline the PSUs within 90 days following the Date of Grant through an electronic medium in accordance with procedures established by the Company, you agree to be bound by all of the terms and conditions of the following: this Grant Notice, the Award Agreement, and the Plan.

PENTAIR 2020 SHARE AND INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to the notice of grant (the “Grant Notice”) and this Performance Share Unit Award Agreement, including any exhibits hereto (collectively, this “Award Agreement”), Pentair plc (the “Company”) has granted to you Performance Share Units (“PSUs”) with respect to the number of ordinary shares of the Company (“Shares”) specified in the Grant Notice. Capitalized terms not defined in this Award Agreement but defined in the Pentair plc 2020 Share and Incentive Plan, as may be amended or restated from time to time (the “Plan”), shall have the same definitions as in the Plan. Unless you decline this Award Agreement within 90 days, you agree to be bound by all of the provisions contained in this Award Agreement and the Plan.
1.Vesting. Except as otherwise provided in the Plan or this Award Agreement, the PSUs will vest as provided in Exhibit B.
2.Settlement of PSUs. The Company shall deliver to you a whole number of Shares equal to the number of PSUs (if any) that vest pursuant to this Award Agreement, subject to withholding of any Tax-Related Items (as defined in Section 6 below) if required by applicable law. Such delivery shall take place (i) as soon as administratively practicable following the date the Committee certifies the achievement of the performance goal(s) described in the Grant Notice (or other communication to you), if applicable, but in no event more than 75 days after the end of the performance period, or (ii) within 30 days after the vesting date if such certification is not necessary.
Notwithstanding the foregoing, if you are resident or provide services outside of the United States, the Company, in its sole discretion, may provide for the settlement of the PSUs in the form of:
(a)     a cash payment in an amount equal to the Fair Market Value of the Shares as of the vesting date that correspond to the number of vested PSUs, to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require you, the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in your country of residence (or country of employment, if different), (iii) would result in adverse tax consequences for you, the Company or any of its Affiliates or (iv) is administratively burdensome; or
(b)     Shares, but require you to sell such Shares immediately or within a specified period following your termination of service (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such Shares on your behalf).
3.No Fractional Shares. Only whole Shares will be issuable pursuant to the PSUs; any fractional Share otherwise issuable under the PSUs will be rounded up to the nearest whole Share.
4.Effect of Termination of Service. Unless otherwise provided in the Grant Notice or the Plan, in the event of termination of your service with the Company or any of its Affiliates for any reason (whether voluntarily or involuntarily), all your unvested PSUs will be cancelled and forfeited. Exceptions are made for termination of service due to death, Retirement (provided that the Committee has determined you have ten years of service with the Company and its Affiliates based on your previous employment with the Company and its Affiliates for purposes of Sections 2(ii)(i) and 14(b) of the Plan, but not for purposes of Section 14(c) of the Plan), Disability or a Covered Termination in accordance with the terms of the Plan.
For purposes of the PSUs, your service will be considered terminated as of the date you cease active service with the Company or any of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company in its sole discretion, your right to vest in the PSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any). The Company shall have the exclusive discretion to determine when you have ceased active service for purposes of your PSU grant (including whether you may still be considered to be providing services while on a leave of absence).
5.Dividend Equivalent Units. Any cash dividends paid with respect to record dates occurring from and after the Date of Grant until the date that the PSUs are settled will be automatically reinvested on the date the dividend is paid as additional PSUs that are subject to the same terms and conditions (including vesting and forfeiture provisions) as the underlying PSUs to which they relate.
6.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate that employs you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired upon vesting of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding from the Shares to be delivered upon settlement of the PSUs that number of Shares having a Fair Market Value equal to the amount required by law to be withheld; or (iv) permitting you to tender back to the Company a number of Shares delivered upon settlement of the PSUs or Shares previously owned by you having a Fair Market Value equal to the amount required by law to be withheld. For purposes of the foregoing, no fractional Share will be withheld or issued pursuant to the grant of the PSUs and the issuance of Shares hereunder. Notwithstanding the foregoing, if you are a Section 16 Participant, your withholding obligations shall be satisfied as described in clause (iii) above, unless the Committee approves another form of payment for such Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount from the relevant taxing authority in cash and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon vesting of the PSUs, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Administrator have been made in connection with the Tax-Related Items. You will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.
7.Recoupment. The PSUs (and any compensation paid or Shares issued under the PSUs) are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy or practice otherwise required by applicable law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.
8.Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement. As a condition to the receipt of the PSUs, you expressly agree to the terms and conditions in the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A. In addition to any remedies available to the Company under the first paragraph and Section 6 of Exhibit A, any violation of the terms and conditions of Exhibit A will result in a rescission of the PSUs made under this Award Agreement and a forfeiture of rights you have with respect thereto.
9.Securities Law Compliance. The grant of the PSUs and the issuance of Shares are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of this Award Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until you have taken all actions required by the Company in connection with the PSUs. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or requirements.
10.Transferability. The PSUs shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than transfer by will or by the laws of descent and distribution, unless otherwise determined by the Committee in accordance with the terms of the Plan. All rights with respect to the PSUs shall be exercisable during your lifetime only by you or your guardian or legal representative or permitted transferee.
11.Shareholder Rights. You shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until Shares (if any) are issued upon settlement of the PSUs. Prior to actual payment of any PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

12.Insider Trading and/or Market Abuse. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares, during such times you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should therefore consult your personal advisor on this matter.
13.Code Section 409A. For U.S. taxpayers, it is the intent that the PSUs as set forth in this Award Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral period exemption and are otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” as of the date of your “separation from service” (as those terms are defined in the Plan or Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of your separation from service, but only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on you in respect of the Shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all payments provided for under this Award Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or settlement of PSUs provided for under this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or settlement of PSUs provided for under this Award Agreement. The Company will have no liability to you or any other party if the PSUs, the delivery of Shares upon settlement of the PSUs or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
14.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. You also agree that all online acknowledgements shall have the same force and effect as a written signature.
15.Nature of Grant. In accepting the PSUs, you acknowledge and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)the grant of PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs or other awards have been granted in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan is voluntary;
(e)the PSUs and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company, any of its Affiliates or the Employer, as applicable, to terminate your employment or service relationship (as otherwise may be permitted under local law);
(f)the PSUs and the Shares, and the income and value of the same, subject to the PSUs are not intended to replace any pension rights or compensation;
(g)the PSUs and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;
(h)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of your service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the PSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates, or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer, from any such claim;
(j)the PSUs and the benefits evidenced by this Award Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the PSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)if you are employed or providing services outside of the United States, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the PSUs or any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement of the PSUs.
16.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, the Grant Notice and any other PSU grant materials by and among, as necessary and applicable, the Company or any of its Affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan. If there is a conflict between this Section 16 and the Company’s existing policies and/or data protection charters, the terms of this Section 16 will prevail with respect to issues related to the PSUs and the Plan.

You understand that the Company and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the PSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services or such other share plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. If you are employed outside the United States, you understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. If you are employed outside the United States, you understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you PSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.

For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
17.Not a Public Offering. If you are a resident outside of the United States, the grant of the PSUs is not intended to be a public offering of securities in your country of residence (or country of service, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the PSUs is not subject to the supervision of the local securities authorities.
18.Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Award Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSUs be drawn up in English. If you have received this Award Agreement or any other document related to the Plan translated into a language other than

English and if the meaning of the translated version is different than the English version, the English version will control.
19.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
20.Repatriation; Compliance with Law. If you are resident or provide services outside the United States, you agree to repatriate all payments attributable to Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of service, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of service, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of service, if different).
21.Addendum. Notwithstanding any provisions in this Award Agreement, the PSUs shall be subject to any special terms and conditions set forth in the Addendum to this Award Agreement, as set forth in Exhibit C. Moreover, if you transfer to one of the countries included in such Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum constitutes part of this Award Agreement.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Notices. Any notices provided for in the Grant Notice, this Award Agreement or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered via post by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.
24.Governing Plan Document and Integration. The PSUs are subject to the Grant Notice, this Award Agreement and all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Grant Notice, this Award Agreement and those of the Plan, the provisions of the Plan shall control. This Award Agreement, including without limitation the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A, contains the entire agreement between the parties regarding the matters covered within it; provided, however, that if the parties previously or contemporaneously entered into a separate written agreement containing confidentiality, non-disclosure, non-solicitation, and/or non-competition provisions, the provisions of the previously- or contemporaneously-executed agreement shall be read together with the provisions of this Award Agreement to afford the Company the greatest protections allowed by applicable law. By accepting the PSUs, you confirm that you have read and understood the Award Agreement, the Plan, the Plan prospectus and related information provided to you and that you accept the terms of those documents accordingly.
25.Administrator Authority. You expressly understand that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Award Agreement and the Plan, and that any interpretation or determination made by the Administrator under the Award Agreement or the Plan, will be final, binding and conclusive.
26.Governing Law and Venue. The PSUs and the provisions of this Award Agreement (but excluding the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A) are governed by, and subject to, the laws of the state of Delaware, U.S.A. without regard to the conflict of law provisions. The provisions of the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A are governed by, and subject to, the laws of the state of Minnesota, U.S.A. without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement including without limitation the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the United States District Court for the District of Minnesota or any of the courts of the state of Minnesota, U.S.A., and waive any objections to such venue.
Notwithstanding this Section, you acknowledge and agree that different governing law and venue provisions than those set forth in this Section with respect to the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement may apply to you if you reside or work in certain jurisdictions. While you reside or work in such a jurisdiction, including on the final day of your employment, you agree that the governing law and venue provision set forth in this Section with respect to the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement shall be superseded only as set forth in the applicable Appendix attached as Appendix A to the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement.
27.Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.
28.Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.
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EXHIBIT A
CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT
As a result of your intimate familiarity with trade secrets, business strategies, marketing strategies, product development, proprietary and confidential information of the Company, the Award Agreement is subject to the restrictions set forth below in this Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement (the “Exhibit A”). Any violation of these provisions will result in a rescission of the PSU made under the Award Agreement and a forfeiture of any rights you have with respect thereto, as well as the remedies that are described in Section 6 hereof.
1.Confidentiality. You agree that you will treat during your employment and thereafter, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information you acquire while working for the Company or any of its Affiliates. You agree that you will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. You acknowledge that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.
2.Employee Non-Solicitation. To the fullest extent permitted under applicable law, you agree that during employment and for a twelve (12) month period (24 month period, if you are a Section 16 Participant at the time of your termination or during the last twelve (12) months of your employment), following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not, for yourself or any third party, directly or indirectly, solicit any of Company’s employees who hold a position uniquely essential to the management, organization, or service of the Company’s business to leave employment at Company. You agree that engaging in any of the following activities will be a violation of this Section: (a) soliciting for a hire or soliciting for retainer as an independent consultant or as contingent worker an employee of the Company; (b) participating in the recruitment of an employee of the Company; (c) serving as a reference for an employee of the Company; (d) offering an opinion regarding the candidacy as a potential employee, independent consultant, or contingent worker of an individual employed by the Company; (e) assisting or encouraging any third party to pursue an employee of the Company for potential employment, independent consulting, or contingent worker opportunities; and/or (f) assisting or encouraging an employee of the Company to leave his/her current position in order to be an employee, independent consultant, or contingent worker for a third party.
3.Customer Non-Solicitation. To the fullest extent permitted under applicable law, you agree that during employment and for a twelve (12) month period (24 month period, if you are a Section 16 Participant at the time of your termination or during the last twelve (12) months of your employment), following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not, for yourself or any third party, directly or indirectly, solicit, contact, call upon, or attempt to solicit or call upon, any customer or prospective customer of the Company for the purpose of selling products or performing services which are substantially similar in nature to, such that they actually compete with, the products or services you sold to or performed for customers on behalf of Company during the last twenty-four (24) months of your relationship with Company. This restriction shall apply only to any customer or prospective customer of Company with whom you had contact during the last twenty-four (24) months of your relationship with the Company, or any customer or prospective customer of Company concerning which you obtained trade secrets, know-how, customer lists, customer contracts, customer needs, business
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strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company or its Affiliates. For purposes of this Section, “contact” means interaction between you and the customer or prospective customer which takes place to further a business relationship with, or perform services for, the customer or prospective customer. The prohibitions in this Section apply regardless who initiates the contact.
4.Non-Competition. To the fullest extent permitted under applicable law, you agree that during employment and for a twelve (12) month period (24 month period, if you are a Section 16 Participant at the time of your termination of employment or during the last twelve (12) months of your employment), following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not engage in competition with the Company in the geographical location where you were assigned to perform services for the Company during the last twenty-four (24) months of your relationship with the Company, or, if you performed services for the Company during that period which had an impact on the Company’s products and/or services across the world, then anywhere in the world. You acknowledge that the Company does business across the world. For purposes of this Section, “engage in competition” means entering into the employ of, or rendering any services to, a competitor of the Company, whether in the capacity of principal, agent, partner, officer, director, employee, consultant, independent contractor, or the like, where you are performing or rendering similar services to the services you performed within the last twenty-four (24) months of your relationship with Company. A “competitor of the Company” is any entity that offers products and/or services which are substantially similar in nature to, such that they actually compete with, the products or services you worked on or about which, during the last twenty-four (24) months of your relationship with Company, you learned trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and/or confidential information concerning the business of the Company or its Affiliates. Nothing in this Exhibit A prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation.
5.Restrictive Covenant Appendix. You acknowledge and agree that different restrictive covenant obligations than those set forth in this Exhibit A may apply to you if you reside or work in certain jurisdictions. While you reside or work in such a jurisdiction, including on the final day of your employment, you agree that the restricted activities set forth in this Exhibit A shall be superseded only as set forth in the applicable Appendix attached hereto as Appendix A.
6.Non-Disparagement. You agree that you will not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors.
7.Protected Activity Not Prohibited. You understand that nothing in this Exhibit A shall in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Exhibit A, “Protected Activity” means disclosing Company confidential information or trade secrets if permitted by applicable state or federal laws, and filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); enforcing your Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of
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employment or labor disputes or otherwise cooperating through investigation, testimony or otherwise with the NLRB or any other administrative agency or court, when the communication is not so disloyal, reckless or maliciously untrue as to lose the protection of the law); and discussing or disclosing conduct that you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; or filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Company. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information or trade secrets to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, you understand that under the U.S. Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.
8.Effect of Breach. By accepting the PSU, you agree that in light of the award conferred to you under the Award Agreement, the narrow restrictive covenants imposed in this Exhibit A are reasonable and will not result in any hardship to you. Further, you acknowledge and agree that a breach of any obligation under this Exhibit A will result in irreparable injury to the Company and that such harm may not be compensable entirely with monetary damages. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. In connection with any suit at law or in equity under this Exhibit A, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which you or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of your breach of the above sections, you shall disgorge the value of all payments and benefits conferred to you by virtue of the Award Agreement, including, but not limited to, the cash or Shares awarded. In addition to the foregoing, the Company shall be entitled to collect from you any reasonable attorney’s fees and costs occurred in bringing any action against you or otherwise to enforce the terms of the Award Agreement and/or this Exhibit A.
You further agree that while the restrictive covenants imposed under this Exhibit A are in effect, you will give written notice to the Company within ten days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of any of the Company or its affiliates. Such written notice shall be delivered to the Company c/o Pentair General Counsel & Secretary, Pentair plc, Suite 900, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail.  You agree that the Company may notify such new employer, company or corporate entity that you are bound by this Exhibit A and, at the Company’s election, furnish such employer, company or corporate entity with a copy of this Exhibit A.

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APPENDIX A TO CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT
[STATE-SPECIFIC TERMS AND CONDITIONS]

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EXHIBIT B

PERFORMANCE GOALS

Performance Goals and Performance Period

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EXHIBIT C
ADDENDUM TO PENTAIR 2020 SHARE AND INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT
[COUNTRY-SPECIFIC TERMS AND CONDITIONS]

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